EXHIBIT 2.5

                   SALE, PURCHASE AND ESCROW AGREEMENT


          This Agreement, dated as of July 6, 2000, is made by and between Bank of America, Trustee ("Seller"), under the provisions of Virginia Land Trust Agreement NST-1, dated as of December 30, 1980 (the "Land Trust"), and HOME PROPERTIES OF NEW YORK, L.P., a New York limited partnership ("Buyer") and constitutes (I) a contract of sale and purchase between the parties and (II) an escrow agreement between Seller, Buyer and FIRST AMERICAN TITLE INSURANCE COMPANY OF NEW YORK ("Escrow Agent"), the consent of which appears at the end hereof.




1.1. Seller owns and holds fee title to that certain land (the "Land") described in EXHIBIT A, together with all improvements (the
"Improvements") located thereon known as East Meadow Apartments and located at 4023 Majestic Lane, Fairfax, Virginia (collectively, the "Real Property").

1.2. In connection with the Real Property, Seller has (I) obtained certain governmental permits and approvals, (II) obtained certain contractual rights and other intangible assets, and (III) acquired certain other items of tangible personal property more completely described in EXHIBIT
B (collectively, the "Personal Property"). The Real Property and the Personal Property are collectively referred to as the "Property."

1.3. Seller now desires to sell and Buyer now desires to purchase all of Seller's right, title and interest in and to the Property, upon the terms and covenants and subject to the conditions set forth below.




2.1. In consideration of the covenants herein contained, Seller hereby agrees to sell and Buyer hereby agrees to purchase the Property for a total purchase price of $13,000,000.00 (the "Purchase Price"), which shall be paid by Buyer as follows:

               2.1.1 DEPOSIT. Buyer has, concurrently herewith, delivered to Escrow Agent by bank wire of immediately available funds the sum of $250,000 (the "Deposit").

               2.1.2 ADDITION TO DEPOSIT. Buyer shall, on or before July 27, 2000 (the last day of the Investigation Period - as defined in Section 5.3.2), deliver to Escrow Agent, by bank wire transfer of immediately available funds, an additional $250,000, such money to become part of the Deposit, for an aggregate Deposit of $500,000.
               2.1.3 BALANCE OF PURCHASE PRICE. Buyer shall, at or before the Closing (as defined in Section 6.1), deliver to Escrow Agent, by bank wire transfer of immediately available funds, a sum equal to the balance of the Purchase Price. The balance of the Purchase Price delivered to Escrow Agent by Buyer and that received by Seller at Closing shall each be adjusted to reflect prorations and other adjustments pursuant to Section 7.1 and Section 2.3.

 Following the collection of the Deposit, Escrow Agent shall invest the Deposit in an interest-bearing account of a banking institution whose principal office is in New York City.

  Any interest earned on the Deposit shall be credited and delivered to the party receiving the Deposit, except however, if the transaction closes, at Closing any interest earned on the Deposit shall be credited to Buyer.




3.1 Buyer's obligation to purchase is expressly conditioned upon each of the following:

               3.1.1 PERFORMANCE BY SELLER. Performance in all material respects of the obligations and covenants of, and deliveries required of, Seller hereunder.

               3.1.2 TITLE INSURANCE. Subject to receipt of the payment of the premium by Buyer, delivery at the Closing of a standard 1992 form of American Land Title Association owner's policy of title insurance (or a signed marked binder thereof) (the "Title Policy") with liability in the amount of the Purchase Price issued by FIRST AMERICAN TITLE INSURANCE COMPANY (the "Title Company"), insuring that fee title to the Real Property vests in Buyer subject to the Permitted Encumbrances (as defined in Section 4.2.1) (At its option, Buyer may direct the Title Company to issue additional title insurance endorsements, if Buyer pays for the extra cost of such additional endorsements, provided that the Title Company's failure to issue any such additional endorsements shall not affect Buyer's obligations under this Agreement).

               3.1.3 SELLER'S REPRESENTATIONS. The representations and warranties by Seller set forth in Section 11.1 being true and correct in all material respects as of the Closing except as modified by notice (in accordance with Section 11.1) to which Buyer does not object in writing by the later of (I) three business days after receipt thereof or (II) the end of the Investigation Period.

3.2. Seller's obligation to sell is expressly conditioned upon each of the following:

               3.2.1 PERFORMANCE BY BUYER. Performance in all material respects of the obligations and covenants of, and deliveries required of, Buyer hereunder.
               3.2.2 RECEIPT OF PURCHASE PRICE. Receipt of the Purchase Price and any adjustments due Seller under Article VII at the Closing in the manner herein provided.




4.1 Buyer shall, at or before the Closing, deliver to Escrow Agent each of the following:

               4.1.1  PURCHASE PRICE.  The Purchase Price as set forth in
     Article II.

               4.1.2 ASSIGNMENT OF LEASES AND CONTRACTS. Four executed counterparts of the Assignment and Assumption of Leases, Contracts and Other Property Interests (the "Assignment of Leases and
     Contracts") in the form of EXHIBIT C.

               4.1.3 BILL OF SALE. Four executed counterparts of a bill of sale (the "Bill of Sale") in the form of EXHIBIT D.

               4.1.4 CLOSING STATEMENT. An executed settlement statement reflecting the prorations and adjustments required under
     Article VII.

               4.1.5 CASH - PRORATIONS. The amount, if any, required of Buyer under Article VII.

4.2. Seller shall, at or before the Closing, deliver to Escrow Agent each of the following:

               4.2.1 DEED. A special or limited warranty deed (the "Deed") with respect to the Real Property, executed and acknowledged by Seller, pursuant to which Seller shall convey title to the Real Property subject to the following (collectively, the "Permitted Encumbrances"):

                    (1) Non-delinquent real property taxes and all assessments and unpaid installments thereof which are not delinquent.

                    (2) The residential leases currently affecting the Property and any new residential leases executed in accordance with this Agreement after the date hereof (collectively, the "Leases"), and the rights of the tenants thereunder.

                    (3) Any other lien, encumbrance, easement or other exception or matter voluntarily imposed or consented to by Buyer prior to or as of the Closing.

                    (4) All exceptions to title contained or disclosed in the Title Report (as defined in Section 5.1.1) other than Title Objections (as defined in Section 5.3.1) identified and not thereafter waived by Buyer.

               4.2.2 ASSIGNMENT OF LEASES AND CONTRACTS. Four executed counterparts of the Assignment of Leases and Contracts, together with original executed counterparts (or copies if originals are not in Seller's possession) of the Leases and the service contracts, equipment leases, maintenance agreements and other contracts affecting the Property enumerated in EXHIBIT E (the "Contracts") assigned thereby. Schedule B of the Assignment of Leases and Contracts shall list all of the Contracts except those Contracts which Buyer notifies Seller during the Investigation Period that it would like terminated (provided, however, that such Contracts are terminable by the Final Closing Date at no cost to Seller should Seller give notice to the applicable vendor at the end of the Investigation Period).

               4.2.3  BILL OF SALE.  Four executed counterparts of the
     Bill of Sale.

               4.2.4 NOTICES TO TENANTS. Four executed notices to tenants signed by Seller (or Seller's manager for the Improvements) in the form of EXHIBIT F.

               4.2.5 FIRPTA CERTIFICATE. Four executed copies of a certificate in the form of EXHIBIT G, with respect to the Foreign Investment in Real Property Tax Act.

               4.2.6 MISCELLANEOUS. Originals or copies of any additional documents, instruments or records in the possession of Seller or its agents which are necessary for the ownership and operation of the Property.

               4.2.7 CLOSING STATEMENT. An executed settlement statement reflecting the prorations and adjustments required under
     Article VII.

               4.2.8 CASH - PRORATIONS. The amount, if any, required of Seller under Article VII.

4.3. The failure of Buyer or Seller to make any delivery required above by and in accordance with this Article IV shall constitute a default hereunder by such party.




5.1. Seller shall deliver, cause to be delivered, or make available to Buyer the following:

               5.1.1 PRELIMINARY TITLE REPORT. A current preliminary title report covering the Real Property issued by the Title Company, together with copies of all documents referred to as exceptions therein (collectively, the "Title Report").

               5.1.2 SURVEY. A recent survey of the Real Property prepared by a licensed surveyor (the "Survey").

               5.1.3  LEASES AND CONTRACTS.  Copies of the Leases and the
     Contracts.

               5.1.4 BOOKS AND RECORDS. Copies of the managing agent's rent collection records and tax bills and utility bills and other financial and profit and loss statements regarding the Property for the 1999 calendar year and year to date, it being acknowledged that the foregoing shall not include any financial analyses, budgets, projections, appraisals, or confidential materials.

               5.1.5 PLANS AND SPECIFICATIONS. Copies of all plans and specifications for the Improvements which are in Seller's possession.

               5.1.6 PERMITS. Copies of all govern-mental permits, certificates of occupancy and approvals, in each case regarding the Property, which are in Seller's possession.

               5.1.7 ENVIRONMENTAL REPORTS. Copies of all Phase I Environmental Reports or other environmental reports or documents regarding the Property, which are in Seller's possession.

               5.1.8 OTHER. To the extent in Seller's possession, such other documents, reports and information relating to the Property requested by Buyer in writing to Seller as may be reasonably necessary for Buyer's investigation of the Property.



If requested by Seller, Buyer shall provide written verification of its receipt of those items listed in this Section 5.1 which are delivered to Buyer.

5.2. Prior to the expiration of the Investigation Period, Buyer and Buyer's representatives, agents and designees shall have the right at reasonable times and upon reasonable notice to Seller to enter upon the Real
Property, at Buyer's sole cost, solely for the purpose of conducting such non-destructive physical inspections, non-destructive soil and engineering tests and a non-destructive Phase I environmental site assessment as Buyer may elect to make or obtain, PROVIDED that Buyer promptly repairs any damage to the reasonable satisfaction of Seller.
Buyer acknowl-edges and agrees that the inspection, testing and survey of the Real Property by Buyer and Buyer's representatives, agents and designees shall be subject to the rights of the tenants under the Leases and shall be performed in such a manner as to not interfere with the rights of such tenants. Buyer shall give Seller reasonable prior notice of any inspection, test or survey so that Seller will have the opportunity to have a representative present thereat, which right Seller reserves.

               5.2.1 NO COMMUNICATION WITH TENANTS. Neither Buyer nor Buyer's representatives, agents and designees shall communicate with any tenants without the prior written approval of Seller. Seller reserves the right to have a representative be present at any meeting with any tenant.

               5.2.2 INDEMNITY AND INSURANCE. Buyer hereby agrees to indemnify and hold harmless Seller, The Edwin E. Hollenback III 1991 Trust ("the Land Trust Beneficiary"), the trustee and the beneficiary of the Land Trust Beneficiary, and their respective employees, agents, successors and assigns, from and against any mechanics' lien or claim therefor, any claim, cause of action, lawsuit, damage, liability, loss, cost or expense (including, without limitation, attorneys' fees) arising out of any such entry by Buyer or its representatives, agents or designees or out of any such inspections, tests or survey conducted by Buyer, its representa-tives, agents or designees. Prior to any entry upon the Real Property, Buyer shall, or shall cause its agents to, maintain and deliver to Seller, for Seller's reasonable approval, policies of commercial general liability insurance in such amounts, covering such risks and in such form as is customary and appropriate with respect to such entry, inspections, tests and surveys. The provisions of the preceding two sentences shall survive the termination of this Agreement or the Closing hereunder.

5.3.  Buyer shall have the right to make the following investigations.

               5.3.1 TITLE AND SURVEY. Buyer shall have until July 17, 2000 at 4:00 P.M. New York City Time to notify Seller of any objections (the "Title Objections") with respect to the Title Report and the Survey based on its review thereof. If Buyer does not give such notice, such failure shall be conclusively deemed to be full and complete approval of the Title Report and the Survey and any matter disclosed therein. If Buyer does give such notice, Seller shall have five business days after receipt thereof to notify Buyer that Seller (a) will cause or (b) elects not to cause any or all Title Objections to be removed or insured over by the Title Company. Seller's failure to notify Buyer within such five business day period as to any Title Objection shall be deemed an election by Seller not to remove or have the Title Company insure over such Title Objection. If Seller notifies or is deemed to have notified Buyer that Seller shall not remove nor have the Title Company insure over any or all of the Title Objections, Buyer shall have until the end of the Investigation Period to (I) terminate this Agreement or
     (II) waive such Title Objections and proceed to closing without any abatement or reduction in the Purchase Price on account of such Title Objections. If Buyer does not give such notice, Buyer shall be deemed to have elected to waive such Title Objections.

               5.3.2 GENERAL INVESTIGATION. In addition, Buyer shall have from the date hereof until July 27, 2000 at 4:00 P.M. New York City Time (the "Investigation Period") to notify Seller that as a result of Buyer's review of the documents set forth in Section 5.1 (other than the Title Report or the Survey which are covered in Section 5.3.1 above) or Buyer's investigation of the Real Property pursuant to Section 5.2 it (I) disapproves of any matter or item affecting the Property (which disapproval may be in Buyer's sole discretion) or (II) it has not been able to obtain (after using commercially reasonable efforts to do so) the approval of the Board of Directors of its general partner, Home Properties of New York, Inc., and thus has elected to terminate this Agreement. If Buyer fails to give such notice of disapproval and termination prior to the expiration of the Investigation Period, such failure shall be conclusively deemed to be a waiver of Buyer's right to terminate this Agreement under this Section 5.3.2.

5.4. If Buyer terminates this Agreement in accordance with Section 5.3, then all further rights and obligations of the parties shall cease and terminate without any further liability of either party to the other (except those obligations which are specifically provided to survive such termination as provided in this Agreement).

5.5. Nothing contained in this Agreement or otherwise shall require Seller to render its title marketable or to remove or correct any exception or matter disapproved by Buyer or to spend any money or incur any expense in order to do so.




     Escrow Agent shall close the escrow (the "Closing") as soon as all conditions to closing contained in this Agreement have been satisfied which shall in any event be not later than August 3, 2000 (the "Final Closing Date"), time being of the essence (subject only to Seller's cure rights under Section 13.6, in which event Seller will give Buyer not less than three business days notice of the date of Closing), by recording and delivering all documents and funds as set forth in Article VIII.




7.1. Prior to the Closing, Seller shall determine the amounts of the prorations in accordance with this Agreement and notify Buyer thereof. Buyer shall review and approve such determination promptly and prior to the Closing, such approval not to be unreasonably withheld or delayed. Thereafter, Buyer and Seller shall each inform Escrow Agent of such amounts.

               7.1.1 CERTAIN ITEMS PRORATED. In accordance with the notifications, Escrow Agent shall prorate between the parties (and the parties shall deposit funds therefor with Escrow Agent or shall instruct Escrow Agent to debit against sums held by Escrow Agent owing to such party), as of 11:59 p.m. the day prior to the Closing, all income and expenses with respect to the Property and payable to or by the owner of the Property, including, without limitation: (I) all real property taxes on the basis of the fiscal period for which assessed (if the Closing shall occur before the tax rate is fixed, the apportionment of taxes shall be based on the tax rate for the preceding period applied to the latest assessed valuation, and after the Closing, when the actual real property taxes are finally fixed, Seller and Buyer shall promptly make a recalculation of such proration, and the appropriate party shall make the applicable payment reflecting the recalculation to the other party); (II) rents, other tenant payments and tenant reimbursements (collectively, "Tenant Payments") if any, received under the Leases;
     (III) charges for water, sewer, electricity, gas, fuel and other utility charges, all of which shall be read promptly before Closing, unless Seller elects to close its own applicable account, in which event Buyer shall open its own account and the respective charges shall not be prorated; (IV) the cost, based on the invoices of Seller's suppliers, of all building supplies (but not building materials) all in unopened containers, in accordance with an inventory to be made by Seller as of a date not more than ten days preceding the Closing; (V) amounts prepaid and amounts accrued but unpaid on the Contracts which are to be assumed by Buyer; and
     (VI) periodic fees for licenses, permits or other authori-zations with respect to the Property. The adjustment obligation in item (I) above shall survive the Closing.

               7.1.2 LEASING COMMISSIONS. At the Closing Buyer shall pay or reimburse Seller for all reasonable & customary leasing commissions, tenant improvement costs and other charges payable by reason of or in connection with any Lease entered into after the date of this Agreement, any renewal or extension of an existing Lease after such date and any new lease referred to Section 13.4.

               7.1.3 TAXES. Real property tax refunds and credits received after the Closing which are attributable to a fiscal tax year prior to the Closing shall belong to Seller. Any such refunds and credits attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Buyer after deducting the reasonable out-of-pocket expenses of collection thereof. This apportionment obligation shall survive the Closing.

               7.1.4 SECURITY AND OTHER DEPOSITS. At the Closing, Seller shall deliver to (or credit) Buyer all unapplied refundable security deposits (plus interest accrued thereon to the extent required to be paid by the applicable Lease or applicable law) required to be held by Seller under the Leases and Buyer shall pay Seller an amount equal to all utility and contract deposits then held by third parties with respect to the Property.

               7.1.5 DELINQUENT RENTALS. Delinquent Tenant Payments, if any, shall not be prorated and all rights thereto shall be re-tained by Seller, who reserves the right to collect and retain such delinquent Tenant Payments, and Buyer agrees to cooperate with Seller in Seller's efforts to collect such Tenant Payments, including, if necessary, joining in any legal action instituted by Seller. If at any time after the Closing Buyer shall receive any such delinquent Tenant Payments (all of which Buyer shall use its best efforts to obtain), Buyer shall immediately remit such Tenant Payments to Seller, provided that any monies received by Buyer from a delinquent tenant shall be applied first to current rents then due and payable and then to delinquent rents in the inverse order in which they became due and payable. This Section 7.1.5 shall survive the Closing.

               7.1.6 ADDITIONAL PAYMENTS. If the Tenant Payments required to be made by any tenants include utility pass throughs, capital expenditure pass throughs, additional rent or escalation charges or other charges ("Additional Payments"), Seller and Buyer shall at the Closing reasonably estimate the unpaid amount thereof attributable to any period prior to the Closing and Buyer shall pay such amount to Seller at the Closing.

               7.1.7 TRUE UP. If either Seller or Buyer party notifies the other on or before October 3, 2000 that due to an erroneous estimate or otherwise that one or more prorations or credits under this Article VII was incorrectly calculated or credited, then, provided that such errors in the aggregate exceed $5,000 in favor of either party, the Seller and Buyer shall promptly make such adjustments and the applicable party shall promptly pay to the other such amount. The failure of a party to obtain any previously unavailable information or discover an error or omission with respect to any proration or credit and to notify the other party as provided above by October 3, 2000 shall be deemed a waiver to its right to "true-up" as provided in this paragraph. This Section
     7.1.7 shall survive the Closing.

7.2. Seller shall pay (I) the "Grantor's tax", in the amount Escrow Agent determines to be required by law, (II) one-half of Escrow Agent's escrow fee or escrow termination charge and (III) Seller's own attorneys' fees.

7.3. Buyer shall pay (I) all state and local transfer taxes other than the "Grantor's tax", in the amount Escrow Agent determines to be required by law, (II) one-half of Escrow Agent's escrow fee or escrow termination charge, (III) the cost of the Title Report, the title premium for the Title Policy and the cost of any other title insurance endorsements ordered by Buyer, (IV) the cost of the Survey and any update thereof, (V) transfer fees, recording charges and any other costs incurred in recording the Deed or any other instruments other than the taxes referred to above, (VI) any costs incurred in connection with Buyer's investigation of the Property pursuant to Article V and (VII) Buyer's own attorneys' fees.




8.1. At the Closing, Escrow Agent shall deliver the Purchase Price to Seller, and the transaction shall not be considered closed until such delivery occurs.

8.2. Escrow Agent shall, at the Closing, hold for personal pickup or arrange for wire transfer, (I) to Seller, or order, as instructed by Seller, all sums and any proration or other credits to which Seller is entitled less any appropriate proration or other charges and (II) to Buyer, or order, any excess funds theretofore delivered to Escrow Agent by Buyer and all sums and any proration or other credits to which Buyer is entitled less any appropriate proration or other charges.

8.3. Escrow Agent shall cause the Deed and any other documents that Seller or Buyer desires to record to be recorded with the appropriate county recorder and, after recording, returned to the grantee, beneficiary or person acquiring rights under said document or for whose benefit said document was acquired.

8.4. Escrow Agent shall at the Closing deliver by overnight express delivery to Buyer the following:

          (1)  one conformed copy of the Deed;
          (2)  two originals of the Assignment of Leases and Contracts;
     (3)  two originals of the Bill of Sale;
     (4)  two originals of the Notice to Tenants;
          (5)  two originals of the FIRPTA Affidavit;
     (6)  one original of the Closing Statement; and
          (7)  one original of the Title Policy.

8.5. Escrow Agent shall at the Closing deliver by overnight express delivery to Seller, the following:

          (1)  one conformed copy of the Deed;
          (2)  two originals of the Assignment of Leases and Contracts;
          (3)  two originals of the Bill of Sale;
          (4)  two originals of the Notice to Tenants;
          (5)  two originals of the FIRPTA Affidavit; and
          (6)  one original of the Closing Statement.

8.6. Escrow Agent shall at the Closing deliver by overnight express delivery, each other document received hereunder by Escrow Agent to the person acquiring rights under said document or for whose benefit said document was acquired.





9.1. If escrow or this Agreement is terminated for any reason, Buyer shall, within five days following such termination, deliver to Seller all documents and materials relating to the Property previously delivered to Buyer by Seller. Escrow Agent shall deliver all documents and materials deposited by Seller and then in Escrow Agent's possession to Seller.

9.2. If escrow or this Agreement is terminated for any reason, Escrow Agent shall deliver all documents and materials deposited by Buyer and then in Escrow Agent's possession to Buyer.

9.3.  If escrow or this Agreement is terminated (I) pursuant to Section 5.3,
Section 10.2 or Article XII or (II) due to the failure of a condition set forth in Section 3.1, then Buyer shall be entitled to obtain the return of the Deposit. If the closing of title does not take place and escrow or this Agreement is terminated for any other reason, Seller shall be entitled to the Deposit, and Escrow Agent shall deliver the Deposit to Seller.

9.4. If Escrow Agent receives a notice from either party instructing Escrow Agent to deliver the Deposit to such party, Escrow Agent shall deliver a copy of the notice to the other party within three days after receipt of the notice. If the other party does not object to the delivery of the Deposit as set forth in the notice within three business days after receipt of the copy of the notice, Escrow Agent shall, and is hereby authorized to, deliver the Deposit to the party requesting it pursuant to the notice. Any objection hereunder shall be by notice setting forth the nature and grounds for the objection and shall be sent to Escrow Agent and to the party requesting the Deposit.

9.5. The return of documents and monies as set forth above shall not affect the right of either party to seek such legal or equitable remedies as such party may have under Article X with respect to the enforcement of this Agreement. The obligations under this Article IX shall survive termination of this Agreement.




10.1. If, for any reason whatsoever (other than the failure of a condition set forth in Section 3.1 and other than a termination of this Agreement pursuant to Section 5.3, Section 10.2 or Article XII), Buyer fails to complete the acquisition as herein provided, Seller shall be released from any further obligations hereunder (and, upon demand of Seller, Buyer shall promptly deliver to Seller an instrument confirming such release). Insofar as it would be extremely impracticable and difficult to estimate the damage and harm which Seller would suffer due to such failure, and insofar as a reasonable estimate of the total net detriment that Seller would suffer from such failure is the amount of the Deposit, Seller shall be entitled to the Deposit, and Escrow Agent shall deliver the Deposit to Seller, which amount is not intended to be and is not a penalty, and which shall be Seller's sole remedy for damages arising from Buyer's failure to complete the acquisition.

10.2. If the sale is not completed as herein provided solely by reason of any material default of Seller, Buyer shall be entitled to (I) terminate this Agreement (by delivering notice to Seller which includes a waiver of any right, title or interest of Buyer in the Property) and obtain the return of the Deposit or (II) treat this Agreement as being in full force and effect and pursue only the specific performance of this Agreement. Buyer waives any right to pursue any other remedy at law or equity for such default of Seller, including, without limitation, any right to seek, claim or obtain damages, punitive damages or consequential damages.




11.1. The matters set forth in this Section 11.1 constitute representations and warranties by Seller which are now and (subject to matters contained in any notice given pursuant to the next succeeding sentence) shall, in all material respects, at the Closing be true and correct. If Seller learns of, or has a reason to believe that any of the following representations and warranties may cease to be true, Seller shall give prompt notice to Buyer (which notice shall include copies of the instrument, correspondence, or document, if any, upon which Seller's notice is based). As used in this Section 11.1, the phrase "to the extent of Seller's actual knowledge" shall mean the actual knowledge of
V. Thomas Crockett of CANTEX Management Corporation, Seller's management company for the Property, and Dorothy Fischer, Seller's on-site manager responsible for the Property. There shall be no duty imposed or implied to investigate, inspect, or audit any such matters, and there shall be no personal liability on the part of Mr. Crockett and/or Ms. Fischer. To the extent Buyer has or acquires actual knowledge or is deemed to know prior to the expiration of the Investigation Period that these representations and warranties are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer's knowledge or deemed knowledge. Buyer shall be deemed to know a representation or warranty is untrue, inaccurate or incorrect if this Agreement or any files, documents, materials, analyses, studies, tests, or reports disclosed or made available to Buyer prior to the expiration of the Investigation Period contains information which is inconsistent with such representation or warranty.

               11.1.1 NO BROKER. Seller has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement, except Transwestern Carey Winston, LLC (the "Broker"). Seller shall pay all brokerage commissions to the Broker, as the Broker may be entitled thereto. Seller shall indemnify and hold harmless Buyer from any claims, costs, damages or liabilities (including attorneys' fees) arising from any breach of the representation contained in this Section 11.1.1 or if the same shall be based on any statement, representation or agreement by Seller with respect to the payment of any brokerage commissions or finders fees.

               11.1.2 POWER AND AUTHORITY. Seller has the legal power, right and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

               11.1.3 PROCEEDINGS. To the extent of Seller's actual knowl-edge, there is no pending or threatened condemnation or similar proceeding affecting any part of the Real Property.

               11.1.4 CONTRAVENTION. Seller is not prohibited from consummating the transactions contemplated by this Agreement by any law, regulation, agreement, instrument, restriction, order, or judgment.

               11.1.5 LEASES AND CONTRACTS. The Leases and Contracts comprise all of the existing leases and contracts which will affect the Property on and after the Closing.

               11.1.6 COMPLIANCE. Seller has not received writ-ten notice from any governmental authority that the Real Property is not in material compliance with all applicable laws, except for such failures to comply, if any, which have been remedied.

               11.1.7 LITIGATION. To the extent of Seller's actual knowledge, there is no material litigation affecting the Property actually known to Seller which litigation is not covered by insurance.

11.2. The matters set forth in this Section 11.2 constitute representations and warranties by Buyer which are now and shall, at the Closing, be true and correct.

               11.2.1 NO BROKER. Except for the Broker, Buyer has not engaged or dealt with any broker or finder in connection with the sale contemplated by this Agreement. Buyer shall indemnify and hold Seller harmless from any claims, costs, damages or liabilities (including attorneys' fees) arising from any breach of the representation contained in this Section 11.2.1 or if the same shall be based on any statement, representation or agreement by Buyer with respect to the payment of any brokerage commissions or finders fees.

               11.2.2 POWER AND AUTHORITY. Buyer has the legal power, right and authority to enter into this Agreement and, subject to the approval of the Board of Directors of its general partner, Home Properties of New York, Inc., (which will have been obtained should Buyer not terminate this Agreement prior to the end of the Investigation Period) Buyer has the legal power, right and authority to consummate the transactions contemplated hereby.

               11.2.3 INDEPENDENT INVESTIGATION. The consummation of this transaction shall con-stitute Buyer's acknowledgment that it has independently inspected and investigated the Property and has made and entered into this Agreement based upon such inspection and investigation and its own examination of the condition of the Property.

               11.2.4 BUYER RELIANCE. Buyer is experienced in and knowledgeable about the ownership and management of multi-family residential rental real estate properties, and it has relied and will rely exclusively (except as expressly set forth in Section 11.1) on its own consultants, advisors, counsel, employees, agents, principals and/or studies, investigations and/or inspections with respect to the Property, its condition, value and potential. Buyer agrees that, notwithstanding the fact that it has received certain information from Seller or its agents or consultants, Buyer has relied solely upon and will continue to rely solely upon its own analysis and will not rely on any information provided by Seller or its agents or consultants, except as expressly set forth in Section 11.1.

11.3. EXCEPT AS SPECIFICALLY SET FORTH IN THIS ARTICLE XI, NEITHER SELLER NOR BUYER HAVE MADE, MAKE OR HAVE AUTHORIZED ANYONE TO MAKE, ANY WARRANTY OR REPRESENTATION OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, AS TO THE LEASES; THE CONTRACTS; ANY WRITTEN MATERIALS DELIVERED TO BUYER; THE PERSONS PREPARING SUCH MATERIALS; THE PRESENT OR FUTURE PHYSICAL CONDITION, HABITABILITY, MERCHANTABILITY, DEVELOPMENT POTENTIAL OR
FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY; ZONING, BUILDING OR
LAND USE LAW OR COMPLIANCE OF THE PROPERTY THEREWITH (INCLUDING, WITHOUT LIMITATION, THE AMERICANS WITH DISABILITIES ACT); OPERATION, INCOME GENERATED BY, OR ANY OTHER MATTER OR THING AFFECTING OR RELATING TO THE PROPERTY OR TO THIS AGREEMENT. BUYER EXPRESSLY ACKNOWLEDGES THAT NO SUCH WARRANTY OR REPRESENTATION HAS BEEN MADE AND THAT BUYER IS NOT RELYING ON ANY WARRANTY OR REPRESENTATION WHATSOEVER OTHER THAN AS IS EXPRESSLY SET FORTH IN THIS ARTICLE XI. BUYER SHALL ACCEPT THE PROPERTY "AS IS, WHERE IS, WITH ALL FAULTS" IN ITS CONDITION ON THE DATE OF CLOSING SUBJECT ONLY
TO THE EXPRESS PROVISIONS OF THIS AGREEMENT.   BUYER ALSO ACKNOWLEDGES
THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD "AS-IS."

               11.3.1 NO ENVIRONMENTAL REPRESENTATIONS. Seller makes no representations or warranties as to whether the Property contains asbestos, radon or any hazardous materials or harmful or toxic substances, or pertaining to the extent, location or nature of same, if any. Further, to the extent that Seller has provided to Buyer information from any inspection, engineering or environmental reports concerning asbestos, radon or any hazardous materials or harmful or toxic substances, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports.

               11.3.2 RELEASE OF CLAIMS. Buyer acknowledges and agrees that Seller makes no representation or warranty as to, and Buyer waives and releases Seller, the Land Trust Beneficiary, and the trustee of the Land Trust Beneficiary from any present or future claims arising from or relating to, the presence or alleged presence of asbestos, radon or any hazardous materials or harmful or toxic substances in, on, under or about the Property, including without limitation any claims under or on account of (I) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder,
     (II) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, (III) this Agreement, or (IV) the common law.




     Promptly upon learning thereof, Seller shall give Buyer written notice of any condemnation, damage or destruction of the Real Property occurring prior to the Closing. If prior to the Closing all or a material portion of the Real Property is condemned, damaged or destroyed, Buyer shall have the option of either (I) applying the proceeds of any condemnation award or payment under any insurance policies toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller, receiving from Seller an amount equal to any applicable deductible under any such insurance policy and receiving an assignment from Seller of Seller's right, title and interest in any such awards or payments, or (II) terminating this Agreement by delivering written notice of such termination to Seller and Escrow Agent within ten days after Buyer has received written notice from Seller of such material condemnation, damage or destruction. If prior to the Closing an immaterial portion of the Real Property is condemned, damaged or destroyed, the proceeds of any condemnation award or payment and any applicable deductible under any insurance policies shall be applied toward the payment of the Purchase Price to the extent such condemnation awards or insurance payments have been received by Seller and Seller shall assign to Buyer all of Seller's right, title and interest in any such awards or payments.




12.1. From and after the date hereof, Seller shall operate the Property in accordance with its standard business procedures.

12.2. Seller shall not, without the prior written approval of Buyer, which approval will not be unreasonably withheld or delayed:

               (I) make any material structural alterations or additions to the Real Property except as (a) in the ordinary course of operating the Real Property, (b) required for maintenance and repair or (c) required by any of the Leases or the Contracts;

               (II) sell, transfer, encumber or change the status of title of all or any portion of the Real Property;

               (III) change or attempt to change, directly or indirectly, the current zoning of the Real Property in a manner materially adverse to it; or

               (IV) cancel, amend or modify, in a manner materially adverse to the Real Property, any license or permit held by Seller with respect to the Real Property or any part thereof which would be binding upon Buyer after the Closing.

12.3. Prior to the expiration of the Investigation Period, Seller may cancel, amend and modify any of the Leases and any of the Contracts, PROVIDED notice is given to Buyer within five business days after such action and in any event at least two business days prior to the expiration of the Investigation Period. After the expiration of the Investigation Period, Seller may not cancel, amend, or modify any material Contracts or Leases, in a manner binding upon Buyer after the Closing, unless Seller gives Buyer notice within five business days after such action and PROVIDED such action is (I) in the ordinary course of operating the Property, ( II) required by any of the Leases or any of the Contracts or (III) approved by Buyer which approval will not be unreasonably withheld or delayed.

12.4. Prior to the expiration of the Investigation Period, Seller may enter into any new lease or contract, PROVIDED notice is given to Buyer within 5 business days after such action. After the expiration of the Investigation Period, Seller may enter into any new lease in the ordinary course of business. After the expiration of the Investigation Period, Seller may not enter into any new contract without Buyer's consent, which consent will not be unreasonably withheld or delayed. Notwithstanding the preceding sentence, after the expiration of the Investigation Period, Seller may enter into any new contracts without Buyer's consent if doing so is in the ordinary course of operating the Property and the contract
(I) will not be binding on Buyer or (II) is cancelable on 30 days or less notice without penalty or premium.

     If Seller shall request Buyer's approval to any of the foregoing matters, Buyer shall have five days from its receipt of such request to give Seller notice of its approval or disapproval of such matter. If Buyer does not give such notice, such matter shall be deemed approved by Buyer.

12.5. Seller and Buyer shall, prior to the Closing, maintain the confidentiality of this sale and purchase and shall not, except as required by law or governmental regulation applicable to Seller or Buyer, disclose the terms of this Agreement or of such sale and purchase to any third parties whomsoever other than the principals of the Broker, Escrow Agent, the Title Company and such other persons whose assistance is required in carrying out the terms of this Agreement. Neither Seller nor Buyer shall at any time, prior to the Closing, issue a press release or otherwise communicate with media representatives regarding this sale and purchase unless such release or communication has received the prior approval of the other party hereto. Buyer agrees that all documents and information regarding the Property of whatsoever nature made available to it by Seller or Seller's agents and the results of all tests and studies of the Property (collectively, the "Proprietary Information") are confidential and Buyer shall not disclose any Proprietary Information to any other person except those assisting it with the analysis of the Property, and only after procuring such person's agreement to abide by these confidentiality restrictions. This Section 13.5 shall survive the Closing or termination of the Agreement.

12.6. If any title defect or other matter which would entitle Buyer to terminate this Agreement shall first arise or be disclosed after Buyer notifies Seller of its Title Objections pursuant to Section 5.3.1, Seller may elect, by written notice to Buyer, to cure such defect or other matter by causing it to be removed, insured over or bonded and Seller may adjourn the Closing for up to thirty days to do so. Nothing contained in this Section 13.6 shall require Seller to cure any such title defect or other matter or to incur any liability or expense to do so.



     All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered upon the receipt by facsimile transmission as evidenced by receipt transmission report, or upon the delivery by overnight express delivery service, addressed as follows:

     If to Buyer, to: Home Properties of New York, L.P.
                    850 Clinton Square
                    Rochester, New York 14604
                    Attention: Norman Leenhouts, Chairman
                    Telephone: (716) 546-4900
                    Facsimile:   (716) 232-3147


     with a copy to:     Home Properties of New York, L.P.
                    850 Clinton Square
                    Rochester, New York 14604
                    Attention: Kathleen K. Suher, Esq.
                    Telephone: (716) 262-9335
                    Facsimile:   (716) 232-3147


   If to Seller, to the
   Land Trust Beneficiary: The Edwin E. Hollenback III 1991 Trust
                    c/o Hans Bertram-Nothnagel, trustee
                    Debevoise & Plimpton
                    875 Third Avenue
                    New York, New York  10022
                    Telephone: (212) 909-6471
                    Facsimile: (212) 909-6836


     with a copy to: Debevoise & Plimpton
                    875 Third Avenue
                    New York, New York  10022
                    Attention: Mark Marmer, Esq.
                    Telephone: (212) 909-7211
                    Facsimile: (212) 909-6836


   If to Escrow Agent, to: First American Title Insurance
                      Company of New York
                    228 East 45{th} Street
                    New York, New York 10017
                    Attention: Mindy Haas, Esq.
                    Telephone: (212) 850-0623
                    Facsimile: (212) 922-0881

or to such other address or to such other person as any party shall designate to the others for such purpose in the manner hereinabove set forth.




13.1. Captions in this Agreement are inserted for convenience of reference only and do not define, describe or limit the scope or the intent of this Agreement or any of the terms hereof.

13.2.  All exhibits referred to herein and attached hereto are a part hereof.

13.3. This Agreement contains the entire agreement between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein.

13.4. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is or may be sought.

13.5. Should any party hereto employ an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, the prevailing party shall be entitled to receive from the other party or parties thereto reimbursement for all reasonable attorneys' fees and all costs, including but not limited to service of process, filing fees, court and court reporter costs, investigative costs, expert witness fees and the cost of any bonds, whether taxable or not, and such reimbursement shall be included in any judgment, decree or final order issued in that proceeding. The "prevailing party" means the party in whose favor a judgment, decree, or final order is rendered.

13.6. This Agreement shall be construed and enforced in accordance with the laws of the State in the Commonwealth of Virginia.

13.7. Time is of the essence to this Agreement and to all dates and time periods set forth herein.

13.8.  Only the warranties and representations contained in Sections 11.1 and
11.2 and the provisions of Section 11.3 shall survive the Closing, the delivery of the Deed and the payment of the Purchase Price, PROVIDED that
(I) such represen-tations and warranties (but not such provisions) shall cease and terminate three (3) months after the date of Closing, except to the extent that Buyer or Seller, as the case may be, shall have commenced, on or before such three (3) month period has expired, a legal proceeding based on the breach thereof as of the date of Closing, and
(II) the maximum total liability for which Seller shall be responsible with respect to all representations and warranties shall not exceed
$250,000 in the aggregate. Unless otherwise expressly herein stated to survive, all other representations, covenants, conditions and agreements contained herein shall merge into and be superseded by the various documents executed and delivered at Closing and shall not survive the Closing. Seller shall have no liability to Buyer after Closing for any matter disclosed by Seller or learned by Buyer prior to Closing.

13.9. Buyer may not assign its rights under this Agreement, except, however, Buyer may, provided it notifies Seller at least 5 business days in advance of the Closing , assign its rights, but not its obligations hereunder, to an affiliate or subsidiary of Buyer which is owned or controlled by Buyer.

13.10. If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

13.11. All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and assigns (subject to Section 15.9).

13.12. Seller and Buyer acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

13.13. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed original; such counterparts shall together constitute but one agreement.

13.14. This Agreement may not be recorded and any attempt to do so shall be of no effect whatsoever.

13.15. In any action brought to enforce the obligations of Seller under this agreement, the judgment or decree shall be subject to the provisions of
Section 15.8 and shall, in any event, be enforceable against Seller only to the extent of its interest in the Property, including any proceeds there-of, and no other property or assets of Seller shall be subject to levy, execution or lien for the satisfaction of any remedies against Seller.

13.16. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Bank of America solely as trustee of the Land Trust, in the exercise of the powers and authority conferred and vested in it under the trust agreement creating the Land Trust, (b) each of the representations, undertakings and agreements herein made on the part of Seller is made and intended not as personal representations, undertakings and agreements by Bank of America or the trustee of the Land Trust Beneficiary, but is made and intended for the purpose of binding only the Land Trust and (c) under no circumstances shall Bank of America or the trustee of the Land Trust Beneficiary be personally liable for the payment of any indebtedness or expenses of the Land Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by Seller under this Agreement or the transactions contemplated thereby.




 Escrow Agent shall not be bound in any way by any other agreement or contract between Seller and Buyer, whether or not Escrow Agent has knowledge thereof. Escrow Agent's only duties and responsibilities shall be to hold the Deposit and other documents delivered to it as agent and to dispose of the Deposit and such documents in accordance with the terms of this Agreement. With-out limiting the generality of the foregoing, Escrow Agent shall have no responsibility to protect the Deposit and shall not be responsible for any failure to demand, col-lect or enforce any obligation with respect to the Deposit or for any diminution in value of the Deposit from any cause, other than Escrow Agent's gross negligence or willful misconduct. Escrow Agent may, at the expense of Seller and Buyer, consult with counsel and ac-coun-tants in connection with its duties under this Agree-ment. Escrow Agent shall be fully protected in any act taken, suffered or permitted by it in good faith in accor-dance with the advice of counsel and account-ants. Escrow Agent shall not be obligated to take any action hereunder that may, in its reasonable judgment, involve it in any liability unless Escrow Agent shall have been furnished with rea-sonable indemnity satisfactory in amount, form and substance to Escrow Agent.

 Escrow Agent is acting as a stake-holder only with respect to the Deposit. If there is any dispute as to whether Escrow Agent is obligated to de-liver the Deposit or as to whom the Deposit is to be delivered, Escrow Agent shall not make any deliv-ery, but shall hold the Deposit until receipt by Escrow Agent of an authorization in writing, signed by all the parties having an interest in the dispute, directing the disposi-tion of the Deposit, or, in the absence of authoriza-tion, Escrow Agent shall hold the Deposit until the final determination of the rights of the parties in an appropri-ate proceeding. Escrow Agent shall have no responsi-bility to determine the authenticity or validity of any notice, instruction, instrument, document or other item delivered to it, and it shall be fully protected in acting in accor-dance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic. If written authorization is not given, or proceedings for a determination are not begun, within thirty (30) days after the date scheduled for the closing of title and diligently continued, Escrow Agent may, but is not required to, bring an appropriate action or proceeding for leave to deposit the Deposit with a court of the State of New York or the Commonwealth of Virginia pending a determination. Escrow Agent shall be reimbursed for all costs and expenses of any action or proceeding, including, without limita-tion, attorneys' fees and disbursements incurred in its capacity as Escrow Agent, by the party determined not to be entitled to the Deposit. Upon making delivery of the Deposit in the manner provided in this Agreement, Escrow Agent shall have no further liabil-ity hereunder. In no event shall Escrow Agent be under any duty to insti-tute, defend or participate in any proceeding that may arise between Seller and Buyer in connection with the Deposit.




     IN WITNESS WHEREOF, this Agreement has been executed as of the date first set forth above.

               SELLER:

                    BANK OF AMERICA, solely as trustee, under the provisions of Virgina Land Trust Agreement NST-1, dated as of December 30, 1980

               By:
                          -----------------------------
                    Name:
                    Title:

               BUYER:

                    HOME PROPERTIES OF NEW YORK, L.P.

               By:  Home Properties of New York, Inc., its general
                         partner

                    By:
                           -----------------------------

                         NAME:
                         TITLE:



                  CONSENT AND AGREEMENT OF ESCROW AGENT


     THE UNDERSIGNED ESCROW AGENT HEREBY AGREES TO (I) accept the foregoing Agreement, (II) be escrow agent under said Agreement, and (III) be bound by said Agreement in the performance of its duties as escrow agent.

                    FIRST AMERICAN TITLE INSURANCE COMPANY OF NEW YORK

                    By:
                           -----------------------------
                         NAME:
                         TITLE: